Exhibit 10.1
EXTERRAN CORPORATION
AWARD NOTICE AND AGREEMENT
2021 PERFORMANCE CASH-SETTLED UNITS
Exterran Corporation (the “Company”), on behalf of your employer, a wholly-owned subsidiary of the Company, has granted to you a Performance Award (your “Award”) under the Exterran Corporation 2020 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Award Notice (this “Award Notice”) and the Plan. All capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The material terms of your Award are as follows:

1.Award. You (EMPLOYEE NAME) have been granted a number of performance units (the “Performance Units”), the payout of which is based on the attainment of certain performance measures as described herein. The Award is granted at Target; however, the actual number of Performance Units that become earned and payable hereunder may be greater or less than your Target Award. “Target Award” means the number of Performance Units that would be earned by you if the Performance Measures (as specified on Exhibit A) are met at the applicable target level at the end of the Performance Period.

2.Grant Date. The Grant Date of this Award is March 4, 2021.

3.Vesting. Subject to and in accordance with Sections 4, 5 and 6 below, your Award will become payable at 0% to 200% of the Performance Units based on achievement by the Company of the applicable pre-determined Performance Measures over the applicable performance period (the “Performance Period”). The Performance Units subject to this Award will vest on the second anniversary of the Grant Date (“Vest Date”); however, except as set forth in Sections 4 and 5 below, you must remain in continuous service as an Employee of the Company or an Affiliate at all times from the Grant Date up to and including the applicable Vest Date for the Award to vest.

Exhibit A hereto provides (a) the Performance Period for your Award, (b) an explanation of the Performance Measures and (c) the percentage of the Award that you may earn, if any, based on the achievement of the Performance Measures.

4.Termination of Service.

(a)    Subject to Sections 4(b) and 4(c) below, if your status as an Employee of the Company or an Affiliate terminates for any reason, the unvested portion of your Award will be automatically cancelled and forfeited on the date of such termination unless the Committee directs otherwise.

(b)    If your status as an Employee of the Company or an Affiliate terminates as a result of your death or Disability, your Target Award will immediately vest in full, and all restrictions applicable to your Award will cease as of that date. Any such date on which such accelerated vesting occurs pursuant to this Section 4(b) is referred to in this Award Notice as an “Accelerated Vest Date”. Not later than the sixtieth (60th) day following the Accelerated Vest Date, you will receive a lump sum cash payment equal to your Target Award multiplied by the Fair Market Value of a share of Common Stock on the Accelerated Vest Date, less applicable taxes and withholdings. Employees outside of the U.S. may be paid directly by their employer in the applicable local currency converted using an exchange rate at the time of payment, as solely determined by the Committee.

(c)    In the event your status as an Employee of the Company or an Affiliate is terminated and the Committee desires in its discretion to accelerate vesting of your Award, you agree that, in consideration

Exterran Corporation 2021 Performance Cash Settled Award

of the Committee’s agreement to vest your Award, if requested, you will execute an additional agreement containing additional obligations owed by you to the Company or an Affiliate.

5.Corporate Change. Notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date a Corporate Change is consummated. With respect to employees outside of the U.S., payments pursuant to this section may be paid directly by their employer in the applicable local currency converted using an exchange rate at the time of payment, as solely determined by the Committee.

(a)If, in connection with a Corporate Change, the Company’s successor replaces your existing Award (a “Replaced Award”) with a Replacement Award, and your employment is thereafter terminated by the Company or an Affiliate (or successor) without Cause within 18 months following the Corporate Change, then the unvested portion of your Replacement Award, if any, as of the date of your termination of employment will become 100% vested and free of all restrictions, with payment made not later than the sixtieth (60th) day following your termination of employment; provided that if the level of performance achieved by the Company with respect to the Performance Measures in Section 6 below has not been determined, then such Performance Measures shall be deemed satisfied as if target performance was achieved. In general, a Replacement Award means a substitute award that, compared to the award being replaced, is of the same type of award, has at least an equal intrinsic value, has vesting that continues on the same terms, and has other terms and conditions are not less favorable to the holder of the Award.

(b)If, in connection with a Corporate Change, the Company’s successor does not provide a Replacement Award to replace your existing Award, then the unvested portion of your Award, if any, will immediately become 100% vested and free of all restrictions, with payment made not later than the sixtieth (60th) day following the Corporate Change; provided that if the level of performance achieved by the Company with respect to the Performance Measures in Section 6 below has not been determined, then such Performance Measures shall be deemed satisfied as if target performance was achieved.

(c)An Award shall qualify as a Replacement Award if: (i) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Corporate Change, finds such type acceptable); (ii) it has an intrinsic value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; (iv) its terms and conditions comply with Section 6(a); (v) vesting conditions continue on the same terms as set forth in the Replaced Award; and (vi) its other terms and conditions are not less favorable to the holder of the Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Corporate Change). Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 6(c) are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion.

6.Determination of Earned Units, Settlement and Payment. As soon as administratively practicable following the conclusion of the Performance Period, the Committee shall certify in writing the level of performance achieved by the Company with respect to the Performance Measures (the “Achievement Percentage”). The actual number of Performance Units earned under your individual Award (the “Earned Units”) shall be determined by the Committee (or any officer of the Company to whom authority to determine such adjustment is delegated by the Committee) and based on the Company’s Achievement Percentage and your Target Award. Not later than the sixtieth (60th) day following the applicable Vest Date of such Earned Units, you will receive a lump sum cash payment equal to the number of the vested Earned Units multiplied by the Fair Market Value of a share of Common Stock on the Vest Date, less applicable taxes and withholding. Employees outside of the U.S. may be paid directly by their employer in the applicable local currency converted using an exchange rate at the time of payment, as solely determined by the Committee.

Exterran Corporation 2021 Performance Cash Settled Award

Except as provided below, this Award is intended to be exempt under Section 409A of the Code (“Section 409A”) under the short-term deferral exclusion and will be interpreted and operated consistent with such intent. If, for any reason, the Company determines that this Award is subject to Section 409A, the Company shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Award Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate to provide for either the Performance Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

7.No Stockholder Rights. The Performance Units represent an unfunded, unsecured and contingent right to receive payment. You have no rights as a stockholder with respect to any Performance Units.

8.Non-Transferability. You cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of your Award except as otherwise set forth in Paragraph XV(i) of the Plan.

9.No Right to Continued Service. Nothing in this Award Notice guarantees your continued status as an Employee or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or an Affiliate to terminate your status as an Employee or other service provider at any time.

10.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

11.Withholding. Your Award is subject to applicable income and/or social insurance tax withholding obligations (including, without limitation, any locally applicable taxes, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient amount from the amount that is otherwise payable to you pursuant to your Award to satisfy any such withholding obligations. The ultimate liability for tax-related items due to your receipt of this Award is yours and may exceed the amount actually withheld by the Company (or any of its Affiliates, including, without limitation, your employer). If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations. The Company makes no representations regarding the treatment of tax items relating to this Award and is under no obligation to structure the terms of any award to reduce your liability for tax-related items or to achieve a particular tax result. If you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or its Affiliates, , may be required to withhold or account for tax-related items in more than one jurisdiction, and you may have tax liability in more than one jurisdiction. You authorize the Company and/or your employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all tax-related items by withholding from your Award, wages or other cash compensation paid to Employee by the Company and/or your employer or any other of the Affiliates.

12.Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your stock account or which will be provided to you upon request. All the

Exterran Corporation 2021 Performance Cash Settled Award

terms and conditions of the Plan, as it may be amended from time to time, and any rules, guidelines and procedures that may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice including, but not limited to, Paragraphs XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

13.Adjustment. This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

14.Modifications. The Company may, without your consent, make any change to this Award Notice that is not materially adverse to your rights under this Award Notice or the Plan.

15.Non-Solicitation/Non-Competition/Confidentiality/Non-Disparagement Agreement. The greatest assets of the Company and its Affiliates (“Exterran” in this Section 15) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Non-Competition/Confidentiality/Non-Disparagement Agreement as set forth in this Section 15, the terms of which you accept and agree to by accepting the Award.

i.In order to assist you with your employment-related duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran. You agree, during your service as an Employee and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.
ii.You agree that whenever your service as an Employee of Exterran ends for any reason, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computers, mobile computing devices, handheld devices, phones and similar equipment, hardware and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Exterran’s business coming into your possession and/or control during your employment, with no request being required. You further agree that if company property is in electronic form on a personal computer or device, you will delete all such information from the devices, unless you have reason to believe that you have the sole copy of such information, in which event you will promptly notify the Company so that appropriate action can be taken to transfer such information to the Company.
iii.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Exterran, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or

Exterran Corporation 2021 Performance Cash Settled Award

together with any other person, entity or organization (i) call on or otherwise solicit, cause, encourage or induce any natural person who is employed by Exterran in any capacity for employment by another company (including, for this purpose, contracting with any person who was an independent contractor (excluding consultant) of Exterran on the date of your employment or during the six (6)-month period preceding the termination of your employment), or (ii) solicit any established customer of Exterran or other service provider of Exterran or interfere with the relationship of Exterran with its established customers or other service providers without, in any of those cases, the prior written consent of Exterran.
iv.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Exterran, and for one year thereafter, accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, or officer) with a “Competitor” (as defined below) of Exterran where such employment or activity would involve your (i) providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which you had any involvement, and/or regarding which you had access to any information, during your service as an Employee or other service provider of Exterran (including any products or services being researched or developed by Exterran during your service as an Employee or other service provider of Exterran), or (ii) providing or performing services that are similar to any services that you provided to or performed for Exterran during your service as an Employee or other service provider of Exterran.
For purposes of this Section 15(d), a “Competitor” is any business or entity that, at any time during the one-year period following your separation from employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by Exterran. “Competitor” includes, without limitation, any company or business relating to the provision of oil, water and natural gas processing and treatment in the oil and gas industry, including compression, water and power products and services, and midstream infrastructure contract operations and product sales and the supply of aftermarket parts and services globally.

The restrictions set forth in this Section 15(d) will be limited to the geographic areas (i)  where you performed services for Exterran, (ii) where you solicited or served the customers or clients of Exterran, or (iii) otherwise impacted or influenced by your provision of services to Exterran. Notwithstanding the foregoing, you may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (B) you are not a controlling person of, or a member of a group which controls, such entity, and (C) you do not, directly or indirectly, own three percent (3%) or more of any class of securities of such entity.

v.Subject to Section 16 below, you agree that you will not, directly or indirectly, make any public or private statements (whether orally, in writing, via electronic transmission or otherwise) that disparage, denigrate or malign Exterran or any of its affiliates; any of the businesses, activities, operations, affairs, reputations or prospects of any of the foregoing; or any of the respective officers, employees, directors, managers, partners, agents, members or shareholders of any of the foregoing.
vi.You agree that (i) the terms of this Section 15 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 15 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 15

Exterran Corporation 2021 Performance Cash Settled Award

is not illusory; (iii) the restrictions of this Section 15 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this Section 15, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 15.
vii.You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 15 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.
viii.In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 15, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 15 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 15.
ix.You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.
x.You understand that your obligations under this Section 15 are independent of and do not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Exterran.
xi.Notwithstanding any other provision of this Award, the provisions of this Section 15 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 15 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.
16.    Protected Rights. Notwithstanding any other provision of this Award Notice, nothing contained in this Award Notice limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. You understand that this Award Notice does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Exterran.

Exterran Corporation 2021 Performance Cash Settled Award

17.    Defend Trade Secrets Act. You are hereby notified that under the Defend Trade Secrets Act: (1) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

18.    Additional Information. If you require additional information concerning your Award, contact compensation@exterran.com, or log into your account online at www.NetBenefits.com.
19.    No Employment Relationship. As set forth in the introductory paragraph, this grant is on behalf of your employer, a subsidiary of the Company, and is a potential direct payment from and grant by such employing entity. Notwithstanding anything to the contrary in this Award Notice, nothing in this Award Notice shall be deemed to create an employment relationship between you and the Company. This Award Notice is not an employment agreement and does not in any way create any obligation on the part of the Company to employ you.

20.    Clawback. The Award shall be subject to the provisions of any clawback or recoupment policy adopted by the Company’s Board of Directors from time to time, including without limitation the Incentive-Based Compensation Recoupment Policy adopted by the Company’s Board of Directors to be effective on January 1, 2019.

21.    Amendment. Nothing in this Award Notice shall amend any provision of any Severance Benefit Agreement or Change of Control Agreement of any executive, including any provision relating to forfeiture or cancellation of an unvested Award in accordance with Section 4 herein.

22.    Acceptance. If you agree with the terms and conditions of this Award, please indicate your acceptance online at www.NetBenefits.com. Please note that if you reject the Award or do not accept the Award within 30 days of the Grant Date, the Award will be forfeited.

Exterran Corporation 2021 Performance Cash Settled Award

EXTERRAN CORPORATION AWARD NOTICE
2021 PERFORMANCE CASH SETTLED UNITS
EXHIBIT A
PERFORMANCE MEASURES

Target Number of Units: (INSERT TARGET NUMBER OF UNITS)

Performance Period: The two-year period commencing on January 1, 2021, and ending on December 31, 2022

Performance will be based on the following Performance Measures:

ROA Backlog (50%)

Returns on assets (“ROA”) measure is defined as: Gross margin backlog divided by PPE (Property Plant and Equipment) plus Inventory, as determined by the Human Capital & Compensation Committee (the “Committee”), taking into consideration certain unusual or non-recurring items

EBITDA Percentage Rate (25%)

This measure is defined as EBITDA, as adjusted, divided by Total Revenue, as determined by the Committee.

Relative Total Shareholder Return (TSR) (25%)

This measure is defined as follows, as determined by the Committee:

Twenty trading day average of dividend adjusted closing stock prices ending December 31, 2022, minus twenty trading day average of dividend adjusted closing stock prices ending December 31, 2020 divided by

Twenty trading day average of dividend adjusted closing stock prices ending December 31, 2020

The Company results are ranked against companies in the Company’s Performance Peer Group (as set forth in the Company’s proxy).

For all Performance Measures, straight line interpolation will be used for performance achieved between Threshold and Target and between Target and Maximum performance levels. No amount shall be paid if the performance Achievement Percentage is determined to be less than the Threshold level.

    A-1